EXHIBIT 99

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS REPORTS SECOND QUARTER 2005 RESULTS;

NET SALES AND SEGMENT INCOME INCREASE 10%

Philadelphia, PA – July 18, 2005.   Crown Holdings, Inc. (NYSE: CCK), today announced its financial results for the second quarter and six months ended June 30, 2005.

Second Quarter Results

Net sales in the second quarter rose to $2,017 million, a 9.9% increase over the $1,836 million in the second quarter of 2004. Americas Division’s net sales improved 8.0% to $808 million, the European Division’s net sales grew 10.1% to $1,097 million and the Asia Division’s net sales increased 21.7% to $112 million.

Gross profit in the 2005 second quarter grew 11.2% to $288 million over the $259 million in last year’s second quarter. As a percentage of net sales, gross profit expanded to 14.3% in the second quarter compared to 14.1% in the same quarter last year. The improvements reflect increased efficiencies and productivity throughout the Company, the effects of the Company’s past restructuring programs and stronger foreign currencies.

Segment income (defined by the Company as gross profit less selling and administrative expense and provision for restructuring) grew to $186 million in the second quarter, up 10.1% over the $169 million in the 2004 second quarter. A reconciliation from gross profit to segment income is provided as a note to the attached unaudited Consolidated Statements of Operations.

Commenting on the quarter, John W. Conway, Chairman and Chief Executive Officer, stated, “We are pleased to report continued operating improvements for the quarter. These reflect our constant focus on world class performance to drive increased efficiencies and productivity. Volumes for the period were firm and our price initiatives to recover higher raw material costs are in place and remain on plan. Looking ahead, the Company is well positioned with its worldwide manufacturing platform to continue growing with our customers around the world while improving margins and reducing debt.”

Interest expense in the second quarter was $95 million compared to $89 million in the second quarter of 2004. The increase reflects the impact of higher average interest rates partially offset by lower average debt outstanding.

During the second quarter, the Company recorded a net charge of $36 million, or $0.21 per diluted share, reflecting a $58 million net loss related to the remeasurement of foreign currency exposures in Europe and a $1 million net loss for the early extinguishments of debt, partially offset by net gains of $14 million on the sale of assets and $9 million related to the reversal of tax valuation allowances. For the 2004 second quarter, the Company reported a net charge of $15 million, or $0.09 per diluted share, related to the remeasurement of foreign currency exposures in Europe.

Net income in the second quarter was $28 million, or $0.16 per diluted share, compared to net income of $36 million, or $0.22 per diluted share, in the second quarter of 2004.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Total debt decreased by $316 million from March 31, primarily as a result of increased accounts receivable securitization, $86 million of net cash from operating activities, the repurchase of $70 million aggregate principal of the Company’s 7.0% senior notes due December 15, 2006 and $69 million from foreign currency translation ($116 million from December 31, 2004). In line with the Company’s improving credit profile, a new €120 million program to securitize UK and French receivables was entered into during the quarter which replaced a previous receivables factoring program. The remaining principal balance outstanding on the 2006 notes is $165 million.

Debt and cash amounts were:

	June 30,	March 31,	December 31,	June 30,
	2005	2005	2004	2004

Total debt	$3,707	$4,023	$3,872	$3,904
Cash	265	340	471	251

	$3,442	$3,683	$3,401	$3,653

Receivables securitization	$240	$105	$120	$113

Six-Month Results

For the first six months of 2005, net sales increased 7.5% to $3,720 million over the $3,459 million in the first six months of 2004. Americas Division net sales grew 6.4% in the first six months of 2005 over the same period in 2004. European Division and Asian Division net sales were up 6.9% and 23.3%, respectively, compared to the first half of last year.

Gross profit for the six month period grew to $495 million, or 13.3% of net sales, over the $444 million, or 12.8% of net sales in the first six months of 2004. The improvements reflect increased operating efficiencies and productivity throughout the Company, the effects of past restructuring programs and stronger foreign currencies.

Segment income in the first half of 2005 increased 13.4% to $297 million, or 8.0% of net sales, over the $262 million, or 7.6% of net sales in the first six months of 2004.

For the first six months of 2005, interest expense was $189 million compared to $179 million for the same period last year.

In the first half of 2005, the Company recorded a net charge of $53 million, or $0.31 per diluted share, reflecting an $80 million net loss related to the remeasurement of foreign currency exposures in Europe and a $1 million net loss for the early extinguishments of debt, partially offset by a $19 million net gain on the sale of assets and an $9 million gain related to the reversal of tax valuation allowances. During the first six months of 2004, the Company reported a net charge of $19 million or $0.11 per diluted share, reflecting a $16 million net loss from the remeasurement of foreign currency exposures in Europe and a $3 million net loss for the early extinguishments of debt.

The Company reported net income of $18 million, or $0.10 per diluted share for the six month period ending June 30, 2005 compared to net income of $20 million, or $0.12 per diluted share for the same period in 2004.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Non-GAAP Measures

Segment income and free cash flow are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for net income or cash flow data prepared in accordance with GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations for planning and evaluating investment opportunities and of its ability to incur and service debt. Segment income and free cash flow are derived from the Company’s income and cash flow statements, respectively, and reconciliations to segment income and free cash flow can be found on the accompanying unaudited Consolidated Statements of Operations and condensed and unaudited Consolidated Statements of Cash Flows.

Conference Call

The Company will hold a conference call tomorrow, July 19, 2005 at 9:30 a.m. (EDT) to discuss this news release. Forward–looking and other material information may be discussed on the conference call. The dial–in numbers for the conference call are (773) 681–5826 or toll–free (888) 820–8951 and the access password is “packaging.” A live web cast of the call will be made available to the public on the Internet at the Company’s Web site, www.crowncork.com. A replay of the conference call will be available for a one–week period ending at midnight on July 26. The telephone numbers for the replay are (203) 369–3267 or toll free (800) 391–9845 and the access passcode is 1483.

Cautionary Note Regarding Forward–Looking Statements

Except for historical information, all other information in this press release consists of forward–looking statements. These forward–looking statements involve a number of risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied in the forward–looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ include the Company’s ability to increase revenues by passing through costs, to continue to grow with its customers and to further improve margins and reduce debt. Other important factors are discussed under the caption “Forward–Looking Statements” in the Company’s Form 10–K Annual Report for the year ended December 31, 2004 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward–looking statement in light of future events.

Crown Holdings, Inc., through its affiliated companies, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

*  *  *  end  *  *  *

For more information, contact:
Timothy J. Donahue, Senior Vice President — Finance, (215) 698-5088, or
Edward Bisno, Bisno Communications, (917) 881-5441.

Unaudited Consolidated Statements of Operations, Balance Sheets and Cash Flows and Segment Information follow this page.

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)

(in millions except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

Net sales	$2,017	$1,836	$3,720	$3,459

Cost of products sold	1,629	1,475	3,028	2,810
Depreciation and amortization	75	76	147	153
Pension expense	25	26	50	52

Gross profit (1)	288	259	495	444

Selling and administrative expense	102	90	198	182
Provision for asset impairments and gain on sale of assets	(17)		(22)
Loss from early extinguishments of debt	2		2	4
Interest expense	95	89	189	179
Interest income	(2)	(1)	(4)	(3)
Translation and foreign exchange adjustments	65	23	95	27

Income before income taxes, minority interests and equity earnings	43	58	37	55
Provision for income taxes	8	16	8	24
Minority interests and equity earnings	(7)	(6)	(11)	(11)

Net income	$28	$36	$18	$20

Income per average common share:
Basic:	$0.17	$0.22	$0.11	$0.12

Diluted:	$0.16	$0.22	$0.10	$0.12

Weighted average common shares outstanding:
Basic	165,694,221	165,165,133	165,756,374	165,120,811
Diluted	171,526,145	167,343,493	171,694,310	167,247,804
Actual common shares outstanding	166,336,672	165,234,044	166,336,672	165,234,044

(1)	The Company views segment income, as defined below, as the principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as gross profit less selling and administrative expense and provision for restructuring. A reconciliation from gross profit to segment income for the three and six months ended June 30 follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2005	2004	2005	2004

Gross profit	$288	$259	$495	$444
Selling and administrative expense	102	90	198	182

Segment income	$186	$169	$297	$262

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CONSOLIDATED BALANCE SHEETS (Condensed & Unaudited)
(in millions)

June 30,	2005	2004

Assets
Current assets
Cash and cash equivalents	$265	$251
Receivables, net	987	1,008
Inventories	1,009	978
Prepaid expenses and other current assets	72	92

Total current assets	2,333	2,329

Goodwill	2,421	2,430
Property, plant and equipment, net	1,798	1,992
Other non-current assets	1,099	1,117

Total	$7,651	$7,868

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$47	$79
Current maturities of long-term debt	25	116
Other current liabilities	1,971	1,897

Total current liabilities	2,043	2,092

Long-term debt, excluding current maturities	3,635	3,709
Other non-current liabilities and minority interests	1,812	1,884
Shareholders’ equity	161	183

Total	$7,651	$7,868

Consolidated Supplemental Financial Data (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)
Net Sales	2005	2004	2005	2004

Americas	$808	$748	$1,477	$1,388
Europe	1,097	996	2,026	1,895
Asia	112	92	217	176

	$2,017	$1,836	$3,720	$3,459

Segment Income

Americas	$65	$60	$107	$87
Europe	131	117	211	197
Asia	15	14	29	26
Corporate	(25)	(22)	(50)	(48)

	$186	$169	$297	$262

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Six months ended June 30,	2005	2004

Cash flows from operating activities
Net income	$18	$20
Depreciation and amortization	147	153
Other, net	(218)	(239)

Net cash from operating activities (A)	(53)	(66)

Cash flows from investing activities
Capital expenditures	(71)	(66)
Proceeds from sales of property, plant and equipment	22	5
Other, net	(7)	(6)

Net cash used for investing activities	(56)	(67)

Cash flows from financing activities
Net change in debt	(45)	1
Other, net	(36)	(16)

Net cash used for financing activities	(81)	(15)

Effect of exchange rate changes on cash and cash equivalents	(16)	(2)

Net change in cash and cash equivalents	(206)	(150)

Cash and cash equivalents at January 1	471	401

Cash and cash equivalents at June 30	$265	$251

(A)	Free cash flow is defined by the Company as net cash from operating activities less capital expenditures. The Company views free cash flow as a principal measure of performance of its operations and for its ability to incur and service debt. A reconciliation from net cash from operating activities to free cash flow for the six months ended June 30 follows:

Six months ended June 30,	2005	2004
Net cash from operating activities	($ 53)	($ 66)
Capital expenditures	(71)	(66)

Free cash flow	($124)	($132)